EXHIBIT 99.(a)(5)(F)

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

CryoLife Media Contacts:
D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Chris Mittendorf
Edelman
Phone: 212-704-8134

Cardiogenesis Media Contact:

Paul J. McCormick
Executive Chairman
Phone: 949-420-1827

CryoLife Announces Expiration of Go-Shop Period Related to its Proposed Acquisition of Cardiogenesis Corporation

ATLANTA, GA and IRVINE, CA (April 18, 2011) -- CryoLife, Inc. (NYSE:CRY), an implantable biological medical device and cardiovascular tissue processing company, today announced the expiration of the 20-day "go-shop" period that is part of its definitive agreement with Cardiogenesis Corporation (“Cardiogenesis”), whereby CryoLife is conducting a cash tender offer for 49.9 percent of the outstanding shares of Cardiogenesis.

During the "go-shop" period, Cardiogenesis was permitted, under the terms of the definitive agreement, to initiate, solicit and encourage proposals from, and engage in discussions with, third parties related to alternate acquisition proposals for a period of 20 days, which continued through April 17, 2011.  Despite these solicitation efforts, Cardiogenesis did not receive any alternative acquisition proposals.

The initial tender offer period is expected to end on May 2, 2011.  Assuming that CryoLife, through its wholly-owned subsidiary CL Falcon, Inc., acquires 49.9 percent of the outstanding shares, Cardiogenesis will hold a special meeting of Cardiogenesis shareholders as soon as practical after the completion of the tender offer to vote on the proposed merger.  If more than 50 percent of the outstanding shares of Cardiogenesis, including those shares acquired by CryoLife in the tender offer, vote in favor of the merger, CryoLife and Cardiogenesis will move to complete the merger as soon as possible after the special meeting of Cardiogenesis shareholders.  Assuming CryoLife successfully acquires 49.9 percent of Cardiogenesis’ outstanding shares in the tender offer, CryoLife expects that the shares acquired in the tender offer together with shares held by the officers and directors of Cardiogenesis that are subject to a support agreement that requires them to be voted in favor of the merger will be sufficient to assure approval of the merger.

A more detailed description of the Cardiogenesis Board of Directors’ recommendation can be found in the Solicitation/Recommendation Statement on Schedule 14D-9 prepared by Cardiogenesis, which has been mailed to Cardiogenesis stockholders and which was filed with the Securities and Exchange Commission (SEC), as amended.  Additionally, CryoLife and CL Falcon, Inc. have filed with the SEC a tender offer statement on Schedule TO, as amended, including an Offer to Purchase, Letter of Transmittal and other related materials setting forth in detail the terms of the tender offer.  Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available from Georgeson Inc., the information agent for the tender offer at 800-676-0098 (Toll Free). Banks and brokers are asked to call 212-440-9800.  Computershare Inc. is acting as depositary for the tender offer.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  CryoLife's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife's CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  CryoLife's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  CryoLife's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical. CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

About Cardiogenesis Corporation

Cardiogenesis specializes in the treatment of cardiovascular disease and is a leader in devices that treat severe angina.  Its market leading YAG laser system and single use fiber-optic delivery systems are used to perform an FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).

For more information on Cardiogenesis and its products, please visit its website at www.cardiogenesis.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express CryoLife's management's beliefs, expectations or hopes are forward-looking statements.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These risks and uncertainties related to the transaction with Cardiogenesis include that the tender offer and merger may not be completed within our anticipated time frame, if at all, and a sufficient number of Cardiogenesis shareholders may not choose to tender their stock in the offer and/or vote for the proposed merger.  Two purported class action lawsuits have been filed by Cardiogenesis shareholders challenging the merger.  Also, competing offers may be made for Cardiogenesis, various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit or delay the transaction, and the effects of disruption from the transaction may make it more difficult to maintain relationships with employees, customers, business partners or governmental entities.  Furthermore, CryoLife's ability to fully realize the anticipated benefits of the transaction with Cardiogenesis may be materially adversely impacted if the integration of Cardiogenesis' business with CryoLife is slower than expected or unsuccessful, or if the transaction and subsequent efforts to integrate Cardiogenesis' business with CryoLife distracts CryoLife's management team from the other facets of CryoLife's business.  Forward-looking statements in this press release should be evaluated together with the risk factors detailed in CryoLife's Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and CryoLife's other SEC filings.  CryoLife does not undertake to update its forward-looking statements.

Notice to Investors

The tender offer for the outstanding common stock of Cardiogenesis Corporation referred to in this press release commenced on April 5, 2011.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of Cardiogenesis Corporation’s common stock has been made pursuant to an offer to purchase and related materials that CryoLife, Inc. filed with the Securities and Exchange Commission on April 5, 2011.  Also on April 5, 2011, CryoLife, Inc. filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and on the same date, Cardiogenesis Corporation filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer.  These materials, as filed on April 5, 2011, have been sent free of charge to all shareholders of Cardiogenesis Corporation.  In addition, all of these materials (and all other materials filed by CryoLife, Inc. or Cardiogenesis Corporation with the Securities and Exchange Commission, including amendments to these materials) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov.  Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents are available by CryoLife, Inc. by Suzanne K. Gabbert at 1655 Roberts Blvd., NW, Kennesaw, GA 30144, telephone number 770-419-3355.  Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Cardiogenesis by contacting Cardiogenesis Corporation Investor Relations at 11 Musick, Irvine, CA, 92618, telephone number (949) 420-1827, or IR@Cardiogenesis.com.

Additional Information about the Merger and Where to Find It

In connection with the potential merger, Cardiogenesis Corporation has filed a preliminary proxy statement with the Securities and Exchange Commission.  Additionally, Cardiogenesis Corporation will file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of Cardiogenesis Corporation by CryoLife, Inc. pursuant to the terms of an Amended and Restated Agreement and Plan of Merger by and among Cardiogenesis Corporation, CryoLife, Inc., and CL Falcon, Inc. a wholly-owned subsidiary of CryoLife, Inc.  The materials filed by Cardiogenesis Corporation with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.  Investors and shareholders also may obtain free copies of the proxy statement from Cardiogenesis Corporation by contacting Cardiogenesis Corporation Investor Relations at 11 Musick, Irvine, CA, 92618, telephone number (949) 420-1827 or IR@Cardiogenesis.com.  Investors and security holders of Cardiogenesis Corporation are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Cardiogenesis Corporation and its respective directors, executive officers and other members of their management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of Cardiogenesis Corporation shareholders in connection with the proposed merger.  Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Cardiogenesis’ executive officers and directors in the solicitation by reading Cardiogenesis Corporation’s proxy statement for its 2010 annual meeting of shareholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the merger when and if they become available.  Information concerning the interests of Cardiogenesis Corporation’s participants in the solicitation, which may, in some cases, be different from those of Cardiogenesis Corporation’s shareholders generally, is set forth in the preliminary proxy statement relating to the merger.  Additional information regarding Cardiogenesis Corporation’s directors and executive officers is also included in Cardiogenesis Corporation’s proxy statement for its 2010 annual meeting of shareholders.